Exhibit 99.1

IMPORTANT NOTICE REGARDING BLACKOUT PERIOD AND

RESTRICTIONS ON YOUR RIGHTS TO TRADE

GREAT PLAINS ENERGY COMMON STOCK AND

EVERGY COMMON STOCK

DURING THE BLACKOUT PERIOD

To:	All Directors and Executive Officers of Great Plains Energy Incorporated

From:	Heather Humphrey, General Counsel

Date:	June 4, 2018

On May 2, 2018, you were provided a notice to advise you that, in connection with the anticipated closing of the pending mergers of (a) Great Plains Energy Incorporated (Great Plains Energy) with and into Evergy, Inc. (formerly named Monarch Energy Holding, Inc.) (Evergy) and (b) King Energy, Inc., a wholly owned subsidiary of Evergy, with and into Westar Energy, Inc. (Westar, and such mergers, collectively, the Merger), a limited blackout period would be imposed with respect to your trading of certain shares of Great Plains Energy common stock and Evergy common stock, in accordance with the federal securities laws.

The purpose of this updated notice is to advise you that the blackout period began at 10:00 a.m. Central Time on May 30, 2018 and is expected to end as soon as is administratively practicable during the week of June 10, 2018.

As a director or executive officer of Great Plains Energy, this blackout has a direct impact on your ability to trade Great Plains Energy common stock. In addition, if you will be a director or executive officer of Evergy following the closing of the Merger, the blackout will further impact your ability to trade Evergy common stock following the closing of the Merger.

Under Securities and Exchange Commission (SEC) rules published pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002, a director or executive officer generally may not exercise stock options or trade employer securities (including derivative securities such as restricted stock units and deferred stock units) that were acquired in connection with his or her service as a director or executive officer during a blackout period applicable to a plan that holds employer securities, even if the options or securities are held outside the plan. Note that this restriction applies to both direct and indirect acquisitions and dispositions of any employer securities in which you have a pecuniary interest, including trades by family members and others closely related to you.

All shares of Great Plains Energy common stock held by you and, if you will be a director or executive officer of Evergy following the closing of the Merger, all shares of Evergy common stock held by you, will be presumed to be acquired in connection with your service as a director or executive officer of the applicable issuer, and, thus, subject to the trading restrictions, unless you can establish by specific identification that the stock was not acquired in connection with your service and this identification is consistent with the treatment of the stock for all other purposes related to the transaction (e.g., for tax purposes). The SEC rules provide a limited number of exemptions from the trading restrictions. Importantly, bona fide gifts are permitted during this time. If you would like more information regarding these exemptions, please contact Leah Huddleston at (816) 556-2158.

Violations of the trading restrictions will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Securities Exchange Act of 1934, including, in some cases, criminal penalties.

While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout is needed. Please contact Leah Huddleston at (816) 556-2158 with any questions you may have regarding this notice and to pre-clear any trades in Great Plains Energy common stock or Evergy common stock.